                                                                    Exhibit 2(d)

                          MASTER SEPARATION AGREEMENT

                                  dated as of

                           _______________ __, 1997

                                     among

                          General Motors Corporation,

                         Hughes Network Systems, Inc.

                         Delco Electronics Corporation

                                      and

                               HE Holdings, Inc.

                               TABLE OF CONTENTS

                             ----------------------

                                                                            Page
                                                                            ----
                                   ARTICLE 1
                                  Definitions

Section 1.01.  Defined Terms.................................................  2

                                   ARTICLE 2
                            Transfer and Assumption

Section 2.01.  Transfer and Contribution of Assets........................... 13
Section 2.02.  Assumption of Liabilities..................................... 14
Section 2.03.  Employee Matters.............................................. 15
Section 2.04.  Methods of Transfer and Assumption............................ 15
Section 2.05.  Nonassignable Contracts....................................... 16
Section 2.06.  Other Agreements.............................................. 16

                                   ARTICLE 3
                                Indemnification

Section 3.01.  Indemnification by Hughes..................................... 19
Section 3.02.  Indemnification by Telecom.................................... 19
Section 3.03.  Indemnification by Delco...................................... 20
Section 3.04.  Indemnification Procedures.................................... 20
Section 3.05.  Certain Limitations........................................... 22
Section 3.06.  Exclusivity of Tax Indemnification............................ 23

                                   ARTICLE 4
                             Access to Information

Section 4.01.  Restrictions on Disclosure of Information..................... 23
Section 4.02.  Legally Required Disclosure of Confidential Information....... 24
Section 4.03.  [Access to Information........................................ 24
Section 4.04.  Production of Witnesses....................................... 25
Section 4.05.  Reimbursement................................................. 25

                                                                            Page
                                                                            ----
                                   ARTICLE 5
                               Insurance Matters

Section 5.01.  Cooperation in Insurance Matters.............................. 26
Section 5.02   Claims........................................................ 26

                                   ARTICLE 6
                                   Employees

Section 6.01.  Employee Matters.............................................. 28

                                   ARTICLE 7
                            Post-Closing Adjustment

Section 7.01.  Closing Date Balance Sheet.................................... 28
Section 7.02.  Post-Closing Adjustment....................................... 32

                                   ARTICLE 8
                                  Conditions

Section 8.01.  Conditions to the Obligations of the Parties.................. 33

                                   ARTICLE 9
                                 Miscellaneous

Section 9.01.  Entire Agreement.............................................. 34
Section 9.02.  Governing Law................................................. 34
Section 9.03.  Descriptive Headings.......................................... 34
Section 9.04.  Notices....................................................... 34
Section 9.05.  Parties in Interest........................................... 37
Section 9.06.  Counterparts.................................................. 37
Section 9.07.  Binding Effect; Assignment.................................... 37
Section 9.08.  Dispute Resolution............................................ 37
Section 9.09.  Severability.................................................. 38
Section 9.10.  Failure or Indulgence Not Waiver; Remedies Cumulative......... 39
Section 9.11.  Amendment..................................................... 39

SCHEDULES AND EXHIBITS
----------------------

Schedule 1          Additional Delco Assets
Schedule 2          Additional Hughes Assets
Schedule 3          Additional Telecom Assets
Schedule 4          Other Hughes Businesses
Schedule 5          Hughes Contracts
Schedule 6          Certain Hughes Intellectual Property
Schedule 7          Certain Hughes Liabilities
Schedule 8          Certain Telecom Liabilities
Schedule 9          Certain Delco Liabilities
Schedule 10         Dual Use Intellectual Property
Schedule 11         Additional Intellectual Property
Schedule 7.01       Post-Closing Adjustment

Exhibit A           Real Estate
Exhibit B           Auditors' Report

                          MASTER SEPARATION AGREEMENT

     This Master Separation Agreement (this "Agreement"), dated as of ___________, 1997 is made by and among General Motors Corporation, a Delaware corporation ("GM"), HE Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of GM ("Hughes"), Delco Electronics Corporation, a Delaware corporation and a wholly owned subsidiary of GM, and Hughes Network Systems, Inc., a Delaware corporation and a wholly owned subsidiary of GM.

                                   RECITALS

     WHEREAS, Hughes and Raytheon Company, a Delaware corporation ("Raytheon"), are parties to that certain Agreement and Plan of Merger dated as of January 16, 1997, as amended from time to time (the "Merger Agreement"), pursuant to which Raytheon's business will be combined with the Defense Business through the merger of Raytheon with and into Hughes (the "Merger"); and

     WHEREAS, as a condition to entering into the Merger Agreement, Raytheon has required that Hughes be, at the time of consummation of the Merger, an independent, publicly owned company, comprising the Defense Business; and

     WHEREAS, in order to satisfy such condition, the parties hereto, subject to the terms and conditions hereof, intend to effect certain transfers of assets, subject to assuming certain liabilities, as described herein; and

     WHEREAS, it is the intention of the parties to this Agreement that the transfers described herein will qualify as tax-free under the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties hereto also intend to enter into certain agreements governing their relationships following the effectiveness of the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions

     Section 1.01. Defined Terms. (a) Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     (b) The following terms, as used herein, shall have the following meanings:

     "Additional Delco Assets" means those certain Assets that are not presently owned by Delco or its Subsidiaries but are used primarily, or are held for use primarily, in the Automotive Electronics Business, as identified on
Schedule 1.

     "Additional Delco Liabilities" means all Liabilities relating to or arising out of the Additional Delco Assets.

     "Additional Hughes Assets" means those certain Assets that are not presently owned by Hughes or its Subsidiaries but are used primarily, or are held for use primarily, in the Defense Business, as identified on Schedule 2.

     "Additional Hughes Liabilities" means all Liabilities relating to or arising out of the Additional Hughes Assets.

     "Additional Telecom Assets" means those certain Assets that are not presently owned by Telecom or its Subsidiaries but are used primarily, or are held for use primarily in, the Telecommunications and Space Business, as identified on Schedule 3.

     "Additional Telecom Liabilities" means all Liabilities relating to or arising out of the Additional Telecom Assets.

     "Affiliate" of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such specified Person.

     "Ancillary Separation Agreements" means the Definitive Agreements and any other agreements entered into among the parties hereto on or prior to the Spin-Off Merger Time with respect to the relationships of the parties after the Spin-Off Merger Time, subject to Section 4.2(b) of the GM Implementation Agreement.

     "Arbiter" has the meaning set forth in Section 7.01.

     "Assets" means any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:

          (i) real property interests (including leases), land, plants, buildings and improvements;

          (ii) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

          (iii) inventories, including raw materials, work-in-process, finished goods, parts, accessories;

          (iv) notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

          (v) banker's acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

          (vi) financial, accounting and operating data and records including, without limitation, books, records, electronic data, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

          (vii) domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); invention disclosures; mask works; net lists; copyrights, and copyright applications and registrations; trademarks, servicemarks, service names, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); and all other Intellectual Property under the laws of any country throughout the world;

          (viii) Contracts and all rights therein;

          (ix) prepaid expenses, deposits and retentions held by third parties;

          (x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation;

          (xi)  licenses, franchises, permits, authorizations and approvals; and

          (xii) goodwill and going concern value.

     "Auditors' Report" has the meaning set forth in Section 7.01.

     "Automotive Electronics Business" means (i) the businesses heretofore or currently engaged in by HEC and its Subsidiaries as reported in the automotive electronics segment (or its predecessor segment) in HEC's financial statements,
(ii) any former or discontinued operations primarily related to such businesses as previously conducted (but excluding any former or discontinued operations that, during the time that such operations were active, previously were reported in the automotive electronics segment (or its predecessor segment) in HEC's or its predecessor's financial statements but were subsequently moved to, and are currently, or if divested, last were, reported in, the aerospace and defense systems segment, telecommunications and space segment or the corporate/other segment (or their predecessors' segments) in HEC's (or its predecessor's) financial statements), and (iii) the businesses related to the Additional Delco Assets; provided, however, that at the Spin-Off Merger Time, Delco and Hughes will each own 50% of the capital stock or other equity interest of HE Microwave LLC.

     "Automotive Electronics Employees" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

     "Closing Date Balance Sheet" has the meaning set forth in Section 7.01.

     "Closing Date Final Amount" has the meaning set forth in Section 7.01.

     "Closing Date Financial Information" has the meaning set forth in Section 7.01.

     "Closing Date Statement of Purchase Price Adjustment Amounts" has the meaning set forth in Section 7 .01.

     "Confidential Information" means with respect to any party hereto, (a) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto prior to the Spin-Off Merger Time, (b) any Information concerning such party that is obtained by another party under
Section 4.03, or (c) any other Information obtained by, or furnished to, another party hereto that (i) is marked "Proprietary" or "Company Private" or words of similar import by the party owning such Information, or any Affiliate of such party, or (ii) the party owning such Information has notified such other party in writing is confidential or secret; provided, however, that any Information provided by GM to any of Hughes, Telecom or Delco regarding the Defense Business, Telecommunications and Space Business or the Automotive Electronics Business, respectively, shall not be deemed Confidential Information with respect to the use of such Information in their respective businesses by Hughes, Telecom or Delco, as the case may be.

     "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have the corollary meanings ascribed thereto.

     "Defense Business" means (i) the businesses heretofore or currently engaged in by HEC and its Subsidiaries as reported in the aerospace and defense systems segment (or its predecessor segment) in HEC's financial statements, (ii) any former or discontinued operations primarily related to such businesses as previously conducted (but excluding any former or discontinued operations that, during the time that such operations were active, previously were reported in the aerospace and defense system segment (or its predecessor segment) in HEC's or its predecessor's financial statements but were subsequently moved to, and are currently, or if divested, last were, reported in, the telecommunications and space segment or automotive electronics segment (or their predecessors' segments) in HEC's (or its predecessor's) financial statements), (iii) the businesses related to the Additional Hughes Assets, and (iv) the other businesses set forth on Schedule 4.

     "Defense Employee Arrangements" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Defense Employee Benefit Plans" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Defense Employees" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Definitive Agreements" has the meaning set forth in Section 2.06.

     "Delco" means Delco Electronics Corporation, a Delaware corporation that, after giving effect to the HEC Reorganization (as defined in the Hughes Distribution Agreement), will be a direct Subsidiary of GM and the parent corporation of all entities owned directly or indirectly by GM that will engage after the Spin-Off Merger Time in the Automotive Electronics Business conducted immediately prior to the consummation of the transactions set forth herein.

     "Delco Assets" means all of HEC's or HEC's Subsidiaries' right, title and interest (including minority interests) in and to all Assets of HEC or any of its Subsidiaries other than Hughes that are used primarily in or held primarily for use in the operations of the Automotive Electronics Business, including the Additional Delco Assets and the rights of Delco and its Subsidiaries under this Agreement and the agreements contemplated hereby (including the Ancillary Separation Agreements), but excluding the Hughes Assets, the Telecom Assets and any cash and cash equivalents.

     "Delco Liabilities" means (i) all Liabilities relating primarily to, or arising primarily out of, the Automotive Electronics Business as conducted at any time prior to, on or after the Spin-Off Merger Time, including, without limitation, all Liabilities relating to or arising out of the Delco Assets, (ii) the Liabilities described on Schedule 9, (iii) the obligations of Delco created pursuant to this Agreement and the agreements contemplated hereby (including under the Ancillary Separation Agreements) and (iv) all Liabilities with respect to Automotive Electronics Employees and Retired Automotive Electronics Employees.

     "Dual Use Technology" shall mean all Intellectual Property developed by Hughes for the Defense Business (i) that is useful in the Telecommunications and Space Business as conducted immediately prior to the Spin-Off Merger Time and
(ii) which covers components manufactured or processes that are to be utilized by the Telecommunications and Space Business, and, with respect to patents, patent applications and invention disclosures, shall consist of the patents, patent applications and invention disclosures set forth on Schedule 10 hereof.

     "Employee Arrangements" means all employment or consulting agreements, collective bargaining agreements and all bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option or stock purchase agreements, policies or arrangements with respect to the employment and termination of employment of any employee, officer, director or other Person employed at any time by HEC or any of its Subsidiaries.

     "Employee Benefit Plan" means each employee benefit plan, as defined in
Section 3(3) of ERISA, which HEC or any of its Subsidiaries maintains or to which HEC or any of its Subsidiaries has an obligation to make contributions.

     "Employee Matters Agreement" means the agreement to be entered into as of the Spin-Off Merger Time among Hughes, Telecom and Delco, with respect to, among other things, certain employee benefit and liability issues.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Final Determination" means (i) with respect to federal income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Hughes, HEC or any of their Affiliates, whichever is responsible for payment of such Tax liability under applicable law, with respect to any item disallowed or adjusted by a Taxing authority, provided that such responsible party determines that no action should be taken to recoup such payment and Hughes (if the responsible party is HEC or any of its Affiliates) or HEC (if the responsible party is Hughes or any of its Affiliates) agrees.

     "HAC" means Hughes Aircraft Company, a Delaware corporation.

     "HEC" means Hughes Electronics Corporation, a Delaware corporation and as of the date hereof, the owner of all of the capital stock of Hughes.

     "HEC Reorganization" has the meaning ascribed to such term in the Hughes Distribution Agreement.

     "HRL" means Hughes Research Laboratories LLC, a Delaware limited liability company.

     "Hughes Assets" means all of HEC's or HEC's Subsidiaries' right, title and interest (including minority interests) in and to all Assets of HEC or any of its Subsidiaries that are used primarily in or held primarily for use in the operations of the Defense Business, including without limitation the Hughes Facilities, the Hughes Intellectual Property, the Hughes Contracts, the Additional Hughes Assets, the Assets of the Defense Employee Arrangements and the Defense Employee Benefit Plans as provided in the Employee Matters Agreement and the rights of Hughes and its Subsidiaries under this Agreement and the agreements contemplated hereby (including the Ancillary Separation Agreements), but excluding (i) the Telecom Assets, (ii) the Delco Assets and (iii) any cash and cash equivalents on the Closing Date Balance Sheet.

     "Hughes Contracts" means all Contracts pursuant to which Hughes or any of its Subsidiaries (determined immediately following the Spin-Off Merger Time) are parties (other than Contracts that constitute Additional Telecom Assets or Additional Delco Assets) and the other Contracts identified on Schedule 5.

     "Hughes Debt" means the Debt contemplated by the Merger Agreement to be Debt of Hughes and its Subsidiaries as of the Effective Time.

     "Hughes Facilities" means the real property and facilities described on Exhibit A that currently are, or will be on or prior to the Spin-Off Merger Time, owned by, or leased to, Hughes or any of its Subsidiaries.

     "Hughes Intellectual Property" means all of HEC's or HEC's Subsidiaries' right, title and interest in and to the Intellectual Property relating primarily to the Defense Business and shall include, without limitation, the patents, patent applications, and trademarks set forth on Schedule 6 hereof. In no event shall Hughes Intellectual Property include the ownership of Dual Use Technology or any trademark, servicemark or trade or company name which contains the name "HUGHES"; provided, however, that the Hughes Intellectual Property shall include Hughes's rights under the Intellectual Property Agreements contemplated by this Agreement.

     "Hughes Interim Balance Sheet" means the unaudited pro forma consolidated balance sheet as of September 30, 1996 for Hughes contained in the Hughes Interim Statements and included in the disclosure schedule to the Merger Agreement.

     "Hughes Liabilities" means (i) the Hughes Debt, together with accrued and unpaid interest thereon at the Spin-Off Merger Time to the extent reflected on the Closing Date Balance Sheet (other than with respect to the Hughes Debt to be incurred in connection with the Intercompany Payment for which there will be no accrued and unpaid interest at the Spin-Off Merger Time), (ii) all Liabilities relating primarily to, or arising primarily out of, the Defense Business as conducted at any time prior to, on or after the Spin-Off Merger Time, including without limitation all Liabilities relating to or arising out of the Hughes Assets, (iii) the Liabilities described on Schedule 7, (iv) all Liabilities with respect to Defense Employees and Retired Defense Employees, (v) all Liabilities arising under the Defense Employee Arrangements and Defense Employee Benefit Plans, and (vi) the obligations of Hughes created pursuant to this Agreement, the agreements contemplated hereby (including under the Ancillary Separation Agreements) and the other Transaction Agreements (to the extent such other Transaction Agreements contain obligations or liabilities of Hughes and/or its Subsidiaries from and after the Spin-Off Merger Time).

     "Hughes Spin-Off Separation Agreement" means the agreement to be entered into prior to the Effective Time between GM and Hughes, with respect to certain separation issues.

     "Income Tax" has the meaning ascribed to such term in the Tax Sharing Agreement.

     "Indemnifying Party" means a Person that is obligated to provide indemnification pursuant to Article 3 of this Agreement.

     "Indemnitee" means a Person that is entitled to seek indemnification pursuant to Article 3 of this Agreement.

     "Information" means all records, books, contracts, instruments, computer data and other data and information.

     "Intellectual Property" means any and all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); invention disclosures; mask works; net lists; copyrights, and copyright applications and registrations; trademarks, servicemarks, service names, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); and all other intellectual property under the laws of any country throughout the world.

     "Intellectual Property Agreements" means all agreements to be entered into prior to the Spin-Off Merger Time between Hughes and Telecom (or between their respective Affiliates) with respect to the treatment after the Spin-Off Merger Time of Intellectual Property, all as described herein.

     "Liabilities" means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

     "Loss" or "Losses" has the meaning ascribed to such terms in the Hughes Spin-Off Separation Agreement.

     "Person" means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity, or a government or any department or agency or other unit thereof.

     "Prior Relationship" means the ownership relationships among GM, HEC, Hughes, Telecom and Delco at any time prior to giving effect to the HEC Reorganization and the Spin-Off Transactions.

     "Purchase Price Adjustment Amounts" has the meaning set forth in Section 7.01.

     "Representatives" means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     "Retired Automotive Electronics Employees" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Retired Defense Employees" means all former employees of the Defense Business as described in the Employee Matters Agreement.

     "Retired Satellite Employees" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Satellite Employees" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Spin-Off Merger" means the merger of Merger Sub with and into GM pursuant to the Hughes Distribution Agreement.

     "Spin-Off Merger Time" means the date and time as of which the Spin-Off Merger becomes effective.

     "Spin-Off Transactions" means the Hughes Spin-Off and the Telecom Spin-Off transactions contemplated by the Hughes Distribution Agreement.

     "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock of other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.

     "Tax" has the meaning ascribed to such term in the Hughes Spin-Off Separation Agreement.

     "Tax Sharing Agreement" means the agreement to be entered into as of the Spin-Off Merger Time among GM, Hughes and Telecom, with respect to certain Income Tax matters.

     "Telecom" means Hughes Network Systems, Inc., a Delaware corporation that, after giving effect to the HEC Reorganization, will be a direct Subsidiary of GM and the parent corporation of all entities owned directly or indirectly by GM that will engage in the Telecommunications and Space Business after the Spin-Off Merger Time (and which will be renamed Hughes Electronics Corporation as of the Spin-Off Merger
Time).

     "Telecom Assets" means all of HEC's or HEC's Subsidiaries right, title and interest (including minority interests) in and to all Assets of Hughes or any of its Subsidiaries that are used primarily in or held primarily for use in the operations of the Telecommunications and Space Business, including the Additional Telecom Assets and the rights of Telecom and its Subsidiaries under this Agreement and the agreements contemplated hereby (including the Ancillary Separation Agreements), but excluding the Hughes Assets and the Delco Assets.

     "Telecom Liabilities" means (i) all Liabilities relating primarily to, or arising primarily out of, the Telecommunications and Space Business as conducted at any time prior to, on or after the Spin-Off Merger Time, including without limitation all Liabilities relating to or arising out of the Telecom Assets,
(ii) all Liabilities with respect to Satellite Employees and Retired Satellite Employees, (iii) the Liabilities described on Schedule 8, (iv) the obligations of Telecom created pursuant to this Agreement and the agreements contemplated hereby (including under the Ancillary Separation Agreements), (v) all other Liabilities of Hughes that are neither Delco Liabilities nor Hughes Liabilities and (vi) any Debt of Hughes or its Subsidiaries in excess of the Hughes Debt.

     "Telecommunications and Space Business" means the businesses heretofore or currently engaged in by HEC and its Subsidiaries (including the businesses related to the Additional Telecom Assets), other than (i) the Automotive Electronics Business and (ii) the Defense Business.

     "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

     "Transaction Agreements" has the meaning set forth in the GM Implementation Agreement.

     "Transferee" means any Person that will receive a transfer of Assets pursuant to Article 2.

     "Transferor" means any Person that will make a transfer of Assets pursuant to Article 2.

                                   ARTICLE 2

                            Transfer and Assumption

     Section 2.01.  Transfer and Contribution of Assets.

     (a)  Subject to the terms and conditions of this Agreement:

          (i) prior to the Spin-Off Merger Time, GM shall cause HEC (or shall cause HEC's appropriate Subsidiary) to transfer to Hughes (or at Hughes' election, a Subsidiary of Hughes) all of HEC's (or its Subsidiary's) right, title and interest in and to the Additional Hughes Assets;

          (ii) prior to the Spin-Off Merger Time, GM shall cause HEC (or shall cause HEC's appropriate Subsidiary) to transfer to Telecom (or at Telecom's election, an Affiliate of Telecom) all of HEC's (or its Subsidiary's) right, title and interest in and to the Additional Telecom Assets;

          (iii) prior to the Spin-Off Merger Time, GM shall cause HEC (or shall cause HEC's appropriate Subsidiary) to transfer to Delco (or at Delco's election, an Affiliate of Delco) all of HEC's right, title and interest in and to the Additional Delco Assets;

          (iv) immediately following the actions referred to in the preceding clauses and prior to the Spin-Off Merger Time, (a) HAC will merge with and into Hughes, with Hughes as the surviving corporation, and (b) HEC will merge with and into GM, with GM as the surviving corporation; and

          (v) immediately following the actions referred to in clause (iv) and prior to the Spin-Off Merger Time, Hughes shall transfer to GM all of its right, title and interest in and to the shares of capital stock of Telecom.

     (b) All of the transfers of Assets to be effected pursuant to this Article 2 are hereinafter collectively referred to as the "Transfer" and the Assets so transferred are hereinafter collectively referred to as the "Transferred Assets."

     (c) Notwithstanding anything in this Agreement to the contrary, Hughes shall retain and shall not transfer, convey, assign or contribute to any Person the Hughes Assets.

In addition, the parties hereto acknowledge and agree that Telecom retains the Telecom Assets and that Delco retains the Delco Assets.

     (d) Each of the parties hereto acknowledges and agrees that the Transferred Assets will be transferred "as is where is" and that, except as set forth in (e) below, each Transferor makes and has made no warranty, either express or implied, including without limitation warranties of merchantability or fitness for a particular purpose, with respect to any Transferred Assets.

     (e) Telecom represents and warrants to Hughes that, except for cash and cash equivalents and without giving effect to the sale or anticipated sale of, or other action with respect to, any Hughes Assets pursuant to Section 5.1(b) of the Merger Agreement, the Hughes Assets as of and immediately following the Spin-Off Merger Time (i) will include (A) all Assets owned or held by HEC and its Subsidiaries and (B) all Assets to which HEC and its Subsidiaries have contractual rights (whether through ownership, lease, license or otherwise), in the case of clause (A) and clause (B) immediately prior to the Spin-Off Merger Time which are primarily used in, or held primarily for use in, the Defense Business as such business is conducted as of the Spin-Off Merger Time and (ii) will be sufficient to conduct the Defense Business as so conducted immediately prior to the Spin-Off Merger Time.

     Section 2.02.  Assumption of Liabilities.

     (a) Simultaneously with the actions referred to in Section 2.01(a)(i), Hughes, in partial consideration for the transfer of the Additional Hughes Assets, shall assume and on a timely basis pay, satisfy and discharge (or cause its Subsidiaries to pay, satisfy and discharge) in accordance with their terms any and all Additional Hughes Liabilities.

     (b) Simultaneously with the actions referred to in Section 2.01(a)(ii), Telecom, in partial consideration for the transfer of the Additional Telecom Assets, shall assume and on a timely basis pay, satisfy and discharge (or cause its Subsidiaries to pay, satisfy and discharge) in accordance with their terms any and all Additional Telecom Liabilities.

     (c) Simultaneously with the actions referred to in Section 2.01(a)(iii), Delco, in partial consideration for the transfer of the Additional Delco Assets, shall assume and on a timely basis pay, satisfy and discharge (or cause its Subsidiaries to pay, satisfy and discharge) in accordance with their terms, any and all Additional Delco Liabilities.

     (d) Hughes hereby retains or assumes, as the case may be, and no other party hereto shall assume or have any liability with respect to, the Hughes Liabilities. Telecom hereby retains or assumes, as the case may be, and no other party hereto shall have any liability with respect to, the Telecom Liabilities. Delco hereby retains or assumes, as the case may be, and no other party hereto shall have any liability with respect to, the Delco Liabilities.

     Section 2.03. Employee Matters. Notwithstanding anything to the contrary contained in this Agreement:

     (a) the rights and obligations of the parties with respect to (i) Employee Benefit Plans for the benefit of employees and former employees (and their beneficiaries) of Hughes and its Subsidiaries and (ii) all Contracts relating to medical, dental and other services entered into by Hughes and existing for the benefit of Hughes and its Subsidiaries and their employees, are subject to the provisions of Article 6; and

     (b) the rights and obligations of GM and Delco with respect to the Employee Benefit Plans for the benefit of employees and former employees (and their beneficiaries) of Delco shall be governed by separate agreements between Delco and GM.

     Section 2.04. Methods of Transfer and Assumption. The parties hereto agree that (i) any Transfer shall be effected by delivery by the Transferor to the Transferee of (A) with respect to those Assets which are evidenced by capital stock certificates or similar instruments, certificates duly endorsed in blank or accompanied by stock powers or other instruments of assignment executed in blank, (B) with respect to any real property interest and/or any improvements thereon, a grant deed or the equivalent thereof in accordance with local practice, and (C) with respect to all other Assets, such good and sufficient instruments of contribution, assignment, conveyance, transfer and delivery, in form and substance reasonably satisfactory to the appropriate Transferor and Transferee, as shall be necessary to vest in such Transferee, all of the Transferor's right, title and interest in and to any such Assets, (ii) the assumption of the Liabilities contemplated pursuant to Section 2.02 hereof shall be effected by delivery by the party assuming such Liability to the party which is the obligor under such Liability, of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to such two parties, as shall be necessary for the assumption of such Liabilities. Each party hereto also agrees to deliver to each other party hereto such other documents, instruments, certificates and agreements as may be reasonably requested by any such other party hereto in connection with the transactions contemplated hereby and to take such further action as may be reasonably necessary to carry out the provisions hereof, including without limitation, appropriate transfer instruments if a Hughes Asset, Telecom Asset or Delco Asset is inadvertently transferred to the incorrect Transferee. Notwithstanding any provision to the contrary contained in this Agreement, in the event and to the extent that there is any conflict between the provisions of this Agreement and the provisions of any of the instruments of transfer or assumption referred to in this Section 2.04, the provisions of this Agreement shall prevail and govern. To the extent that any transfers contemplated hereby are not consummated prior to the Effective Time, the parties hereto covenant and agree to take all actions reasonably necessary or appropriate to complete such transfers promptly following the Effective Time.

          In addition to the foregoing, each Transferor also agrees to deliver to each applicable Transferee (at such Transferee's sole expense) all tangible property included in the Transferred Assets that is reasonably requested by any such Transferee in connection with the transactions contemplated hereby.

     Section 2.05. Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Asset if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a party thereunder. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party's rights under any such Contract or Asset so that the party entitled to the benefits of such purported transfer (the "Intended Transferee") would not receive all such rights, then (x) the party purporting to make such transfer (the "Intended Transferor") shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by law, the benefits of any such Contract or Asset and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Contract or Asset and (y) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's Liabilities thereunder in a timely manner and in accordance with the terms thereof. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Contract or Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable Contract or Asset shall be effected in accordance with the terms of this Agreement.

     Section 2.06. Other Agreements. (a) The parties hereto are simultaneously entering into agreements embodying certain relationships between the Defense Business, the Telecommunications and Space Business and the Automotive Electronics Business after the

Effective Time. These agreements concern the operation of HRL, Income Taxes, Intellectual Property, real estate, information technology, supply arrangements, transition services, certain Government Contract matters, corporate purchasing, certain separation issues between Hughes and GM, HE Microwave LLC and employee matters (the "Definitive Agreements").


     (b) The parties hereto agree to take all action as may be necessary in order to eliminate (whether through repayment, forgiveness or otherwise) as of the Spin-Off Merger Time all intercompany balances between Hughes or its Subsidiaries, on the one hand, and HEC or any of its other Subsidiaries, on the other hand (in both cases determined after giving effect to the HEC Reorganization, but without giving effect to the merger of HEC into GM).


                                   ARTICLE 3

                                Indemnification

     Section 3.01. Indemnification by Hughes. Hughes shall indemnify, defend and hold harmless GM, HEC, Telecom, Delco and each of their respective Subsidiaries (determined after giving effect to the HEC Reorganization) and their respective successors-in-interest and each of their respective past and present Representatives against any losses, claims, damages, liabilities or actions, arising, whether prior to or following the Transfer, out of or in connection with the Hughes Liabilities (including in connection with any breach after the Spin-Off Merger Time by Hughes or any of its Subsidiaries of any terms of the Transaction Agreements), the Hughes Assets or the Defense Business, and Hughes shall reimburse such entity, each such Subsidiary, each such successor-in-interest and each such Representative for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     Section 3.02. Indemnification by Telecom. Telecom shall indemnify, defend and hold harmless GM, HEC, Hughes, Delco and each of their respective Subsidiaries (determined after giving effect to the HEC Reorganization) and their respective successors-in-interest, including with respect to Hughes, the Surviving Corporation, and each of their respective past and present Representatives against any losses, claims, damages, liabilities or actions, arising, whether prior to or following the Transfer, out of or in connection with the Telecom Liabilities, the Telecom Assets, the Telecommunications and Space Business or a violation of the representations and warranties set forth in
Section 2.01(e) hereof and, with respect to GM and its related parties, the merger of HEC with and into GM (other than any such losses, claims, damages, liabilities or actions resulting from such merger that primarily relate to the Automotive Electronics Business), and Telecom shall reimburse such entity, each such Subsidiary, each such successor-in-interest and each such Representative for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action. Such indemnification with respect to Hughes shall include any amounts paid by Hughes pursuant to Section 5.1(h) of the Merger Agreement in respect of Telecom Liabilities.

     Section 3.03. Indemnification by Delco. Delco shall indemnify, defend and hold harmless GM, HEC, Hughes, Telecom and each of their respective Subsidiaries (determined after giving effect to the HEC Reorganization) and their respective successors-in-interest, including with respect to Hughes, the Surviving Corporation, and each of their respective past and present Representatives against any losses, claims, damages, liabilities or actions, arising, whether prior to or following the Transfer, out of or in connection with the Delco Liabilities, the Delco Assets or the Automotive Electronics Business and with respect to GM and its related parties, the merger of HEC with and into GM, to the extent such losses, claims, damages, liabilities or actions primarily relate to the Automotive Electronics Business, and Delco shall reimburse such entity, each such Subsidiary, each such successor-in-interest and each such Representative for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action. Such indemnification with respect to Hughes shall include any amounts paid by Hughes pursuant to Section 5.1(h) of the Merger Agreement in respect of Delco Liabilities.

     Section 3.04. Indemnification Procedures. (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 3.04 shall not relieve any Indemnifying Party of its obligations under this Section 3.04, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

          (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 3.04 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 3.04 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

          (c) Notwithstanding the provisions of Section 3.04(b), Hughes, on the one hand, and GM, Telecom and/or Delco, on the other hand, shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which Hughes, on the one hand, and GM, Telecom and/or Delco, on the other hand, are claiming rights to indemnification under Sections 3.01, 3.02 or 3.03. If either Hughes, on the one hand, or GM, Telecom and/or Delco, on the other hand, fails to defend jointly any such Third-Party Claim, the other party or parties shall solely defend such Third-Party Claim and the party or parties failing to defend jointly shall use all commercially reasonable efforts to cooperate with the other party or parties in its or their defense of such Third Party Claim; provided, however, that no party may compromise or settle any such Third-Party Claim without the prior written consent of the other appropriate party or parties, which consent shall not be unreasonably withheld or delayed. All costs and expenses of any party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

     Section 3.05. Certain Limitations. (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnifi cation provision hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of
(A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

     (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this Section 3.05(b) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee's liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.

     (c) Any indemnification payment made under this Agreement shall be characterized for Tax purposes as if such payment were made immediately prior to the Spin-Off Merger Time.

     Section 3.06. Exclusivity of Tax Indemnification. Notwithstanding anything in this Agreement to the contrary, (i) the terms of the Tax Sharing Agreement shall govern the rights and obligations among the parties with respect to indemnification relating to Income Tax and (ii) the terms of the Hughes Spin-Off Separation Agreement shall govern the rights and obligations of the parties thereto with respect to indemnification relating to the matters covered thereby.


                                   ARTICLE 4

                             Access to Information


     Section 4.01. Restrictions on Disclosure of Information. (a) Without limiting its obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Notwithstanding the foregoing, each of the parties hereto and its respective Affiliates and Representatives may disclose such Confidential Information, and such Information shall no longer be deemed Confidential Information, to the extent that such party can demonstrate that such Confidential Information is or was (i) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (ii) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, or (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information.

          (b) Policies and Procedures. Each of the parties hereto shall maintain, and shall cause their respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 4.01.

     Section 4.02. Legally Required Disclosure of Confidential Information. If any of the parties to this Agreement or any of their respective Affiliates or Representatives becomes legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.02. All expenses incurred by the disclosing party in seeking a protective order or other remedy shall reasonably be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.02, the disclosing party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information which its legal counsel advises it is compelled to disclose or else stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

     Section 4.03.   Access to Information.   Until the ten-year anniversary of
the Spin-Off Merger Time, each of the parties hereto shall cooperate with and afford, and shall cause their respective Affiliates and Representatives to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all information (other than information protected from disclosure by the attorney client privilege or work product doctrine) created prior to the Spin-Off Merger Time within such party's (or its Affiliates or Representatives') possession. Access to the requested information shall be provided so long as it relates to the requesting party's (the "Requestor") business, assets or liabilities, and access is reasonably required by the Requestor as a result of the parties' Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties hereto), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, Information reasonably necessary for the preparation of reports required by or filed under the Securities Exchange Act of 1934, as amended, with respect to any period entirely or partially prior to the Spin-Off Merger Time.

     Access as used in this paragraph shall mean the obligation of a party in possession of Information (the "Possessor") requested by the Requestor to exert its reasonable best efforts to locate all requested Information that is owned and possessed by Possessor, its Affiliates or Representatives. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor's place of business. Subject to confidentiality and/or security provisions as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor's expense. Alternatively, the Possessor may choose to deliver, at its own expense, all requested Information to the Requestor in its original form. If so, the Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor's expense.

     In connection with providing Information pursuant to this Section 4.03, each of the parties hereto shall upon the request of the other party make available its respective employees (and those of their respective Affiliates and Representatives) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party.

     During the ten-year period described above, the parties shall maintain Information in their possession at the Spin-Off Merger Time in accordance with their respective corporate records retention policies; provided, however that prior to disposing of any Information in accordance with such policies, the parties hereto shall provide written notice to the other party of its intent to dispose of such Information and shall provide such other party the opportunity to take ownership and possession of such Information (at such other party's sole expense) within 90 days after such notice is delivered. If such other party does not confirm its intention in writing to take ownership and possession of such Information within such 90-day period, the party who possesses the Information may proceed with the disposition of such Information. Written notice of intent to dispose of Information shall include a description of the Information in detail sufficient to allow the other party to reasonably assess its potential need to retain such Information. At a minimum, the description shall include the organization that generated or received the Information, the type of Information, the contract number or program name to which the Information pertains (if applicable), and the dates of the Information.

     Section 4.04. Production of Witnesses. Until the six-year anniversary of the Spin-Off Merger Time, each of the parties hereto shall use all commercially reasonable efforts, and shall cause each of their respective Affiliates to use all commercially reasonable efforts, to make available to each other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved; provided, however, that with respect to any legal or administrative proceedings relating to the tax liability of any of the parties hereto or any of their respective Affiliates, each of the parties hereto shall, and shall cause each of their respective Affiliates to, make their directors, officers, employees and other Representatives available as witnesses until such time as the statute of limitations for all tax years prior to and including the year in which the Merger is consummated have expired.

     Section 4.05. Reimbursement. Each party to this Agreement providing access, information or witnesses to another party pursuant to Sections 4.03 or
4.04 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.


                                   ARTICLE 5

                               Insurance Matters

     Section 5.01. Cooperation in Insurance Matters. Prior to the Spin-Off Merger Time, GM, Hughes and Telecom have maintained insurance programs which provide certain coverages for a number of entities, including GM, Hughes and Telecom, their respective Affiliates, their officers and directors, and other insured parties, including HRL (and its predecessor) and HE Microwave LLC. From and after the Spin-Off Merger Time, except as provided herein, Hughes shall be responsible for obtaining and maintaining its own insurance program separately from the GM and/or Telecom insurance programs (which may continue to be maintained by GM and/or Telecom, as the case may be). Notwithstanding the foregoing, (1) GM and Telecom, upon the request of Hughes, shall use commercially reasonable efforts to assist Hughes in the transition to its own separate insurance coverage from and after the Spin-Off Merger Time, and shall provide Hughes with any information that is in the possession of either GM or Telecom, as the case may be, and is reasonably available and necessary to either obtain such insurance coverage or to assist Hughes in preventing gaps in its insurance coverages, (2) each of GM, Hughes, Telecom and Delco on the request of the other shall cooperate with and use commercially reasonable efforts to assist the other in the collection of proceeds from insurance claims made under any insurance policy for the benefit of any insured party, and (3) neither Hughes, GM, Telecom or Delco, nor any of their Affiliates, shall take any action that would jeopardize or otherwise interfere with any party's ability to collect any proceeds payable pursuant to any insurance policy.

     Section 5.02. Claims. With respect to any Liabilities, including but not limited to any Hughes Liabilities or other claims or damages in respect of Hughes Assets arising out of events, acts, or omissions first occurring prior to the Spin-Off Merger Time, for which Hughes or any of its Affiliates, officers, directors, employees or other covered parties may be entitled to assert a claim for recovery under any policy of insurance maintained prior to the Spin-Off Merger Time (an "Insurance Policy") in accordance with the terms thereof, GM or Telecom, as the case may be, at the request of Hughes, will use their commercially reasonable efforts in asserting, or assisting Hughes in asserting, such claims under any such Insurance Policy; similarly, with respect to any Telecom Liability or Delco Liability or other claims or damages in respect of any Telecom Asset or Delco Asset arising out of events first occurring prior to the Spin-Off Merger Time which may be covered under an Insurance Policy, in accordance with the terms thereof, Hughes, at the request of Telecom or Delco, will use commercially reasonable efforts in asserting, or assisting Telecom or Delco in asserting, claims under any such Insurance Policy with respect to any Telecom Liability or Delco Liability or damages in respect of any Telecom Asset or Delco Asset; provided that in all cases (1) all reasonable and necessary costs and expenses incurred in connection with the foregoing by such asserting or assisting party shall be promptly paid or reimbursed by the requesting party,
(2) to the full extent permitted by contract and law, the control and administration of such Insurance Policies, including with respect to any proposed buyouts of such Insurance Policies, shall remain with GM and Telecom, as the case may be (except that any such action taken by GM or Telecom shall treat fairly all insured parties and their respective claims and shall not unduly favor one insured party over another), (3) such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of GM, Telecom or any of their Subsidiaries in respect thereof, (4) Hughes, its Subsidiaries, directors and officers shall promptly pay or reimburse GM or Telecom, as the case may be, for costs and expenses incurred after the Spin-Off Merger Time which are associated with such Hughes' claims (whether such claim was made before or is made after the Spin-Off Merger Time), including but not limited to retrospective premium adjustments, (5) with respect to claims-made Insurance Policies, such claims must have been incurred and reported prior to the Spin-Off Merger Time, (6) Hughes shall report to GM any claims with respect to Insurance Policies maintained by GM, and (7) Hughes shall be responsible for providing all notices to the appropriate insurance company under Telecom's Insurance Policies with respect to any claims made by Hughes thereunder (with a copy of each such notice to insurance companies to be provided to Telecom), and provided further, that for any claims exceeding $250,000, Hughes shall first consult with Telecom prior to the submission of such notices. Except for environmental claims and litigation referenced below, GM and Telecom and their respective insurers shall have the right to control the investigation, defense and settlement of all claims, but no such settlement may be effected without Hughes' consent (which consent shall not be unreasonably withheld or delayed) unless such settlement (i) includes a complete release of Hughes or its Subsidiaries, as the case may be, and (ii) does not require Hughes or such Subsidiaries to make payments thereunder except for applicable deductibles, self-insured retentions, retrospective premium adjustments and the like not in excess of $50,000 per claim. As to environmental claims and/or litigation relating to Hughes Liabilities or Hughes Assets, Hughes shall have the right to control the investigation, defense and site-specific settlement thereof, but with respect to any party entitled to benefits under such Insurance Policies covering such claims, no such settlement may be effected without such party's consent, which consent shall not be unreasonably withheld or delayed, unless such settlement (a) includes a complete release of such party, (b) does not require such party to make any payment thereunder and (c) does not prejudice the insurance coverage of GM or Telecom or their respective Subsidiaries at other sites. Telecom agrees that it will, upon Hughes' request, (i) provide to Hughes summaries of any Insurance Policy in its possession purchased during the three-year period prior to the Spin-Off Merger Time and (ii) make available to Hughes copies of all Insurance Policies in its possession related to the Defense Business. The Employee Matters Agreement sets forth certain cost allocations among the parties hereto with respect to the Insurance Policies.

     Each of Telecom and GM and its respective Subsidiaries, directors and officers shall promptly pay or reimburse GM or Telecom, as the case may be, for such party's cost and expenses incurred after the Spin-Off Merger Time which are associated with Telecom's or GM's claims for which Telecom or GM or any of their respective Affiliates, officers, directors, employees or other covered parties may be entitled to assert a claim for recovery under any Insurance Policies of the other in accordance with the terms thereof (whether such claim was made before or is made after the Spin-Off Merger Time), including but not limited to retrospective premium adjustments. GM agrees that it will, upon Telecom's request, (i) provide to Telecom summaries of any Insurance Policy in its possession purchased during the three-year period prior to the Spin-Off Merger Time and (ii) make available to Telecom copies of all Insurance Policies in its possession related to the Telecommunications and Space Business.


                                   ARTICLE 6

                                   Employees

     Section 6.01. Employee Matters. Effective as of the Spin-Off Merger Time,
(a) those Defense Employees who are employed by HEC or any of its Subsidiaries, other than Hughes and Hughes' Subsidiaries, immediately prior to the Spin-Off Merger Time shall become employed by Hughes and its Subsidiaries, (b) those Satellite Employees who are employed by Hughes or its Subsidiaries immediately prior to the Spin-Off Merger Time shall become employed by Telecom or its Subsidiaries and (c) those Automotive Electronics Employees who are employed by HEC or its Subsidiaries immediately prior to the Spin-Off Merger Time shall become employed by Delco or its Subsidiaries.


                                   ARTICLE 7

                            Post-Closing Adjustment

     Section 7.01. Closing Date Balance Sheet. (a) Within 60 days after the Effective Time, Telecom shall deliver to its auditors a balance sheet of Hughes and its Subsidiaries as of immediately prior to the Effective Time after giving effect to the transfer of all Assets, assumptions of liabilities and consummation of all other transactions contemplated by Article 2 hereof in a format comparable to Schedule 7.01 (the "Closing Date Balance Sheet"), prepared in accordance with GAAP and using (to the extent consistent with GAAP) the same accounting methods, policies, practices and procedures with consistent classifications, judgments, and valuation and estimation methodologies as used in the preparation of the Hughes Interim Balance Sheet, including those adjustments required by this Section 7.01(a) and Section 7.01(b). The Closing Date Balance Sheet shall be accompanied by an additional schedule of information prepared by Telecom (the "Closing Date Statement of Purchase Price Adjustment Amounts"), the first column of which shall be a copy of the Closing Date Balance Sheet, and the remaining columns of which shall detail the amounts to be eliminated from the Closing Date Balance Sheet to arrive at amounts to be included in the determination of the purchase price adjustment calculation (the "Purchase Price Adjustment Amounts") in the manner set forth in
Schedule 7.01 which schedule sets forth the comparable presentation utilizing the Hughes Interim Balance Sheet instead of the Closing Date Balance Sheet; provided, however, that the calculations contemplated by the Closing Date Statement of Purchase Price Adjustment Amounts shall eliminate from the Closing Date Balance Sheet the following: the amounts set forth on the Closing Date Balance Sheet in the line items entitled "Cash," "Investments," "Goodwill, Net," "Pension Asset," "Pension and OPEB-Current Portion," "OPEB," "Pension," "Current Deferred Taxes," "Current Portion of Long Term Debt" (only to the extent the same constitutes "Debt" as defined in Section 5.2(c) of the Merger Agreement), "Short Term Borrowings" (only to the extent the same constitutes "Debt" as defined in Section 5.2(c) of the Merger Agreement), "Intercompany Accounts" (which item does not include accounts between GM and its Subsidiaries other than HEC and its Subsidiaries, on the one hand, and Hughes and its Subsidiaries, on the other hand, which are not treated as intercompany accounts), "Income Taxes Payable" (except to the extent of non-United States tax liabilities included therein), "Long Term Debt" (only to the extent the same constitutes "Debt" as defined in Section 5.2(c) of the Merger Agreement), "Noncurrent Deferred Taxes," "Stockholder's Equity" and "Other Liabilities" (to the extent included in the accounts listed on the Detail of Other Liabilities in Schedule 7.01), calculated in accordance with GAAP consistently applied. The Closing Date Statement of Purchase Price Adjustment Amounts shall state the net difference between the sum of the asset values listed as Purchase Price Adjustment Amounts and the sum of the liability values listed as Purchase Price Adjustment Amounts, in each case calculated and set forth as required hereby (such net difference being the "Closing Date Final Amount"). The Closing Date Final Amount shall be used to determine the post closing adjustment contemplated by Section 7.02. The Closing Date Balance Sheet and the Closing Date Statement of Purchase Price Adjustment Amounts are referred to collectively as the "Closing Date Financial Information."

     (b) Telecom shall engage its auditors (the "Telecom Auditors") at its expense to, within 60 days after its delivery of the Closing Date Financial Information under Section 7.01(a) above: (i) read this Agreement and all other documents and instruments deemed necessary by the Telecom Auditors to discharge their obligations required under this Agreement; (ii) audit the Closing Date Balance Sheet in accordance with generally accepted auditing standards; and
(iii) deliver to Surviving Corporation and Telecom a draft report in the form set forth in Exhibit B hereto (the final version of which is referred to as the "Auditors' Report") together with the Closing Date Balance Sheet to which such draft Auditors' Report relates. The Auditors' Report shall report, without qualification or other limitation arising out of the scope of the audit, that the Closing Date Balance Sheet presents fairly the financial position of the Defense Business as of immediately prior to the Effective Time in conformity with GAAP.

     The notes to the Closing Date Financial Information will state the following:

     (1) the Closing Date Balance Sheet does not give effect to any purchase accounting (or similar related) adjustments, or any other accounting effects, arising from the transactions provided for in the Merger Agreement or any of the other Transaction Agreements; and

     (2) the Closing Date Balance Sheet does take into account all liabilities, accruals and other adjustments on or prior to the Effective Time which would be appropriate to a balance sheet being prepared at a financial year-end including (without limitation) all liabilities and accruals relating to the Defense Business which may previously have been recorded at the corporate office or other organizational level, including (without limitation) all liabilities (A) for such charges as rentals, maintenance services, property taxes, general and product liability insurance (including self-insurance accruals), (B) arising from the employment of the employees of the Defense Business (including obligations for accrued bonuses, workers' compensation obligations (including claims filed and obligations incurred but not reported), medical, dental, severance, profit sharing, vacation time, paid time off, other insurance and business expenses) and (C) all other Hughes Liabilities required to be included on the Closing Date Balance Sheet in accordance with GAAP; provided that all intercompany balances between Hughes or its Subsidiaries , on the one hand, and HEC or its other Subsidiaries, on the other hand (in both cases determined after giving effect to the Hughes Reorganization, but without giving effect to the merger of HEC into GM), will be eliminated prior to the Effective Time (whether through repayment, forgiveness or otherwise) and will not appear as assets or liabilities on the Closing Date Balance Sheet.

     The Closing Date Financial Information shall be prepared in accordance with GAAP consistently applied and use the same techniques and methodologies in determining estimates and judgments for evaluating the status of Contracts and Government Contract rate reserves as were used in preparing the Hughes Interim Statements. Reserves shall be provided, as appropriate, for all Contracts, with total estimated costs at completion (including all other overhead costs allocated to such Contracts in accordance with GAAP in a manner consistent with the methodology used in preparing the Hughes Interim Balance Sheet) in excess of the firm negotiated ceiling price based on the most recently completed Contract cost estimates. Adjustments shall have been made to reflect all other Contracts on the individual contract percentage of completion method in accordance with GAAP (using Hughes' historical methodology for determining the percentage of completion), based upon effort performed through the Effective Time, and utilizing the most recently completed Contract cost estimates. When calculating the earnings associated with the most recently completed Contract cost estimates, adjustments shall have been provided for the difference between booked Government Contract overhead rates and the rates that are expected to be negotiated with the government for all years open for audit by the government.

     Telecom covenants to make all such changes to the Closing Date Balance Sheet as shall be necessary to enable the Telecom Auditors to deliver the draft report in substantially the form set forth in Exhibit B and to deliver the Auditors' Report.

     (c) Within 30 Business Days after the receipt of the Closing Date Financial Information and the draft Auditors' Report, the Surviving Corporation shall notify Telecom of any objections thereto and Telecom and the Surviving Corporation shall attempt in good faith to reach an agreement as to the matter or matters in dispute. If Telecom and the Surviving Corporation reach agreement on all matters in dispute, the terms of Section 7.02 hereof shall determine the amount and timing of any payments due to Telecom or the Surviving Corporation. If Telecom and the Surviving Corporation, notwithstanding such good faith effort, shall have failed to resolve the matter or matters in dispute within 20 Business Days after the Surviving Corporation advises Telecom of its objections, then Telecom promptly will direct the Telecom Auditors to issue the Auditors' Report and the related financial statements and Telecom will prepare the Closing Date Statement of Purchase Price Adjustment Amounts and deliver copies thereof to the Surviving Corporation and the Surviving Corporation's representative.
Any remaining disputed matters shall be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by Telecom and Surviving Corporation, which shall not be the regular auditing firm of Telecom or Surviving Corporation. Promptly, but not later than 30 Business Days after its acceptance of its appointment, the Arbiter shall determine (based solely on presentations by the Surviving Corporation and Telecom to the Arbiter and not by independent review) only those issues in dispute and shall render a report as to the disputes and containing a revised Closing Date Statement of Purchase Price Adjustment Amounts, which report shall be conclusive and binding upon the parties hereto. In resolving any disputed item, the Arbiter may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in each case, as presented to the Arbiter. For purposes of the Arbiter's determination of the Closing Date Final Amount, the amounts to be included shall be the appropriate amounts from the Closing Date Statement of Purchase Price Adjustment Amounts for items that are not in dispute, and the amounts determined by the Arbiter as to items that were submitted for resolution by the Arbiter.

     (d) For purposes of complying with the terms set forth herein, each party shall cooperate with and make available to the other party and its Representatives, all information and access to its personnel, shall permit access to its facilities and shall permit the other party and its Representatives to make copies of all information, records, data and use commercially reasonable efforts to make available auditors' working papers (including, without limitation, all historic audit workpapers), in each case as may be reasonably required in connection with the analysis of the Hughes Interim Balance Sheet, the draft Auditors' Report, the Auditors' Report, the Closing Date Financial Information and the resolution of any dispute(s) thereunder. Without limiting the generality of the foregoing, Telecom shall cause the Telecom Auditors to make available at its office to the Surviving Corporation and its representative immediately after delivery of the draft Auditors' Report pursuant to Section 7.01(b) above the workpapers therefor (which may be copied by the Surviving Corporation if it so elects).

     Section 7.02. Post-Closing Adjustment. As soon as the Auditors' Report has been delivered pursuant to the provisions set forth in Section 7.01 hereof and either all disagreements with respect to the Closing Date Final Amount have been resolved directly by Telecom and Surviving Corporation or the report of the Arbiter has been issued: (a) in the event that the Closing Date Final Amount shall exceed $2,210,017,000 (as adjusted pursuant to the last paragraph of Section 7.02, the "Target") by $50 million or more, then the Surviving Corporation shall pay to Telecom, in cash, the amount in excess of $50 million by which the Closing Date Final Amount exceeds the Target, plus interest thereon from the Effective Time to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate as in effect on the Effective Time; or (b) in the event that the Target shall exceed the Closing Date Final Amount by an amount greater than $50 million, Telecom shall pay to the Surviving Corporation, in cash, the amount in excess of $50 million by which the Target exceeds the Closing Date Final Amount, plus interest thereon from the Effective Time to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate as in effect on the Effective Time. Any such cash payment pursuant to this Section 7.02 shall be made within 10 Business Days following the later of (i) the receipt by the parties of the Auditors' Report and (ii) if there shall exist a dispute between the parties as to the amount of Closing Date Final Amount, the date of receipt of the Arbiter's report, by bank wire transfer of immediately available funds to an account designated by Telecom or Surviving Corporation, as the case may be. In addition to the foregoing, any cash reflected in the Closing Date Balance Sheet shall be transferred to Telecom at the time of the cash payment referred to in this
Section 7.02, or if no such payment is made, as soon as practicable after completion of the Closing Date Balance Sheet, together with interest thereon as calculated above. If Raytheon determines that an error has been made in the calculation of cash reflected on the Closing Date Balance Sheet and provides to Telecom written support from its auditors for such determination, the resolution of the exact amount of cash to be reflected on the Closing Date Balance Sheet and therefore transferred to Telecom pursuant to the preceding sentence shall be made by the Arbiter, who also shall adjust the Closing Date Final Amount to reflect the impact (if any) of such determination on the Closing Date Statement of Purchase Price Adjustment Amounts. Any payments under this Section 7.02 shall be characterized for tax purposes as if such payment were made immediately prior to the Spin-Off Merger Time.

     Anything to the contrary contained herein notwithstanding, if Hughes or any of its Affiliates, at any time from the date of the Merger Agreement through the Effective Time, sells or transfers any significant amount of Assets pursuant to
Section 5.1(b) of the Merger Agreement for consideration which is (i) in excess of the net amount at which such Assets were reflected on the Hughes Interim Balance Sheet, the Target shall be increased by the amount of such excess or
(ii) less than the net amount at which such Assets were reflected on the Hughes Interim Balance Sheet, the Target shall be decreased by the amount of such deficiency.


                                   ARTICLE 8

                                   Conditions

     Section 8.01. Conditions to the Obligations of the Parties. The obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the condition that each of the conditions to the closing of the Merger set forth in Article 6 (other than Section 6.1(f)) of the Merger Agreement shall have been satisfied or waived by the party for whose benefit such condition exists.

                                   ARTICLE 9

                                 Miscellaneous

     Section 9.01. Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. The parties hereto acknowledge and agree that the form of this Agreement (including the exhibits thereto) attached as an exhibit to the GM Implementation Agreement has no force and effect and is superseded in its entirety by the terms hereof.

     Section 9.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     Section 9.03. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to GM

          c/o General Motors Corporation
          3031 West Grand Blvd.
          Detroit, MI  48202
          Attention:  Warren G. Andersen
          Telecopy:  (313) 974-0685

     with copies to:

          Kirkland & Ellis
          200 East Randolph Drive

          Chicago, IL  60601
          Attention:  Robert S. Osborne, P.C.
          Telecopy:  (312) 861-2200

          and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY  10153
          Attention:  Frederick S. Green
          Telecopy:  (212) 310-8007


     if to Hughes:

          c/o Raytheon Company
          141 Spring Street
          Lexington, MA  02173
               Attention:  Christoph L. Hoffmann
          Telecopy:  (617) 860-2822

     with a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, NY  10019
          Attention:  Adam O. Emmerich, Esq.
          Telecopy:  (212) 403-2000
     if to Telecom:

          c/o Hughes Electronics Corporation
          7200 Hughes Terrace
          Los Angeles, CA  90046
          Attention:  Roxanne S. Austin
          Telecopy:  (310) 568-7589

     with copies to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, IL  60601
          Attention:  Robert S. Osborne, P.C.
          Telecopy:  (312) 861-2200

                      and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY  10153
          Attention:  Frederick S. Green
          Telecopy:  (212) 310-8007


     if to Delco:

          Delco Electronics Corporation
          One Corporate Center, M/S CT10K
          Kokomo, Indiana  46904-9005
          Attention:  Frederick A. Fromm, Jr.
          Telecopy:  (317) 451-0580

     with copies to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, IL  60601
          Attention:  Robert S. Osborne, P.C.

          Telecopy:  (312) 861-2200

                       and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY  10153
          Attention:  Frederick S. Green


or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     Section 9.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Article 3 (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

     Section 9.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 9.07. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors including the Surviving Corporation as successor
to Hughes upon the consummation of the Merger.   This Agreement may not be
assigned by any party hereto. The Schedules and Exhibits attached hereto are an integral part of this Agreement and are incorporated into this Agreement and made a part hereof.

     Section 9.08. Dispute Resolution. Except with respect to the matters described in Article 7, which shall be resolved in accordance with the terms thereof, and except as otherwise set forth in the Definitive Agreements, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 9.08. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration or otherwise. If any Dispute remains unsettled, a party hereto may commence proceedings hereunder by delivering a written notice from a Senior Vice President or comparable executive officer of such party (the "Demand") to the other parties providing reasonable description of the Dispute to the others and expressly requesting mediation hereunder. The parties hereby agree to submit all Disputes to non-binding mediation before a mediator reasonably acceptable to all parties involved in such Dispute. If, after such mediation, the parties subject to such mediation disagree regarding the mediator's recommendation, such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in Los Angeles, California by three arbitrators acting by majority vote (the "Panel") selected by agreement of the parties not later than ten (10) days after delivery of the Demand or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules.
Notwithstanding the foregoing: (i) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute;
(ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement is enforce able shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy. Notwithstanding the foregoing, in no event may the Panel award consequential, special, exemplary or punitive damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

     Section 9.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 9.11. Amendment. No change or amendment will be made to this Agreement or the Ancillary Separation Agreements except by an instrument in writing signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                        GENERAL MOTORS CORPORATION



                                        By:
                                           ----------------------------
                                           Name:
                                           Title:



                                        HE HOLDINGS, INC.



                                        By:
                                           ----------------------------
                                           Name:
                                           Title:


                                        DELCO ELECTRONICS CORPORATION



                                        By:
                                           ----------------------------
                                           Name:
                                           Title:


                                        HUGHES NETWORK SYSTEMS, INC.



                                        By:
                                           ----------------------------
                                           Name:
                                           Title: